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                                                  Exhibit (i)(1)
                                     [LETTERHEAD]


                                   December 2, 1998



PPM America Funds

225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606

Ladies and Gentlemen:

     We have acted as counsel for PPM America Funds, a Massachusetts business trust (the "Trust"), in connection with the proposed offer and sale from time to time by PPM America Value Equity Fund, PPM America Small Cap Value Equity Fund and PPM America High Yield Bond Fund (collectively, the "Funds"), each a series of the Trust, of an indefinite number of shares of beneficial interest of the Funds (the "Shares") being registered under the Securities Act of 1933, as amended (the "Act"), by a Registration Statement on Form N-1A (No. 333-63295)(the "Registration Statement").

     In this connection, we have examined the Trust's records of Trustee action, its By-Laws and its Agreement and Declaration of Trust, as amended to date. We have examined such other documents as we deem necessary for the purposes of this opinion.

     We assume that, upon sale of the Shares, the Trust will receive the net asset value thereof.

     We are of the opinion that:

          The Trust is a legally organized and validly existing unincorporated voluntary association under the laws of The Commonwealth of Massachusetts which, unless terminated as provided in its Agreement and Declaration of Trust, shall continue in existence without limitation of time.

          The Trust is authorized to issue an unlimited number of Shares, and that, upon the issue and sale and receipt by the Trust of the authorized consideration therefor, the Shares so


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issued shall be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (a "Series"). However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust or any Series and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate or undertaking issued by or on behalf of the Trust. The Agreement and Declaration of Trust provides for indemnification out of property of a particular Series for all loss and expense of any shareholder held personally liable solely by reason of his or her having been a record owner of the Shares. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or the particular Series itself would be unable to meet its obligations.

     In giving this opinion, we have relied upon the opinion of Ropes & Gray to us dated December 2, 1998, and have made no independent inquiry with respect to any matter covered by such opinion.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                      Very truly yours,


                                                  /s/ Bell, Boyd & Lloyd

                                                      Bell, Boyd & Lloyd